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                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP
                              INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3, No. 333-68424) and related Prospectus of Capstead Mortgage Corporation for the registration of 875,000 shares of its common stock and 1,000,000 shares of its $1.26 Cumulative Convertible Preferred Stock, Series B and to the incorporation by reference therein of our report dated January 31, 2003, with respect to the consolidated financial statements of Capstead Mortgage Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                                      Ernst & Young LLP

              Dallas, Texas
              December 15, 2003